Exhibit 99.1

Surf Air Mobility Files Form S-1 registration statement with the SEC registering up to 300 million shares of Common Stock

November 9, 2023

LOS ANGELES—(BUSINESS WIRE)— Surf Air Mobility Inc. (NYSE: SRFM) (“Surf Air Mobility” or “Surf Air”), a company that aims to transform regional flying through electrification technology, today publicly filed a Form S-1 registration statement with the U.S. Securities and Exchange Commission (“the SEC”) registering up to 300 million shares of Common Stock. This represents the balance of the full amount of shares of Common Stock that the Company estimates could be issued and sold to GEM for $100 million of GEM Advances under the Share Subscription Facility, plus the amount of shares the Company estimates could be issued and sold to GEM for $50 million of additional drawdowns under the Share Subscription Facility. Registered shares are not issued and sold to GEM unless and until the Company decides to utilize the facility, which is at the Company’s discretion, and may occur from time to time or not at all.

The Company’s estimates related to the GEM Advances reflect, among other items, the Company’s obligation to register at least two times the value of a requested GEM Advance based on a per share price equal to the closing price of SFRM shares of Common Stock as of the close of trading on the trading day immediately preceding the date of the request.

As previously disclosed, the company has access to a total $400 million under the Share Subscription Facility with GEM. As of today, the Company has $392.5 million remaining under this agreement. After the initial advance of $7.5 million, Surf Air Mobility may request advances of up to $25 million each under the share subscription facility in an aggregate amount of up to $100 million. Any drawn advance will reduce the amount that Surf Air can request for future draw downs.

Surf Air Mobility intends to utilize the shares registered pursuant to the Form S-1 registration statement to request advances under the share subscription facility and satisfy other current obligations to register shares previously issued to GEM. If all the registered shares are not utilized at this time, they will remain available for future advances under the share purchase facility, to the extent such advances are requested by Surf Air Mobility.

The Company has also separately registered 18,700,000 shares that could be sold to GEM for GEM Advances under a separate prospectus.

The company currently has 73,486,976 common shares outstanding, which excludes any shares that will be issued to GEM in connection with any future GEM Advances or drawdowns under the Share Subscription Facility.

About Surf Air Mobility

Surf Air Mobility is a Los Angeles-based regional air mobility platform expanding the category of regional air travel to reinvent flying through the power of electrification. In an effort to substantially reduce the cost and environmental impact of flying and as the operator of the largest commuter airline in the US, Surf Air Mobility intends to develop powertrain technology with its commercial partners to electrify existing fleets and bring electrified aircraft to market at scale. The management team has deep experience and expertise across aviation, electrification, and consumer technology.

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press@surfair.com

Source: Surf Air Mobility Inc.